CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated September 13, 2018, relating to the financial statements and financial highlights of Williston Basin/Mid‐North America Stock Fund, Integrity Growth & Income Fund, Integrity High Income Fund, Integrity Dividend Harvest Fund, and Integrity Energized Dividend Fund, each a series of The Integrity Funds, for the period ended July 31, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd. Cleveland, Ohio November 28, 2018

C O H E N  &  C O M P A N Y ,  L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board